EXHIBIT 4m


                  KEYPORT BENEFIT LIFE INSURANCE COMPANY

       Read this Certificate carefully. This document is a description of the legal contract between the Group Contract Owner and Us.
       You may return this Certificate within 10 days after You receive it by delivering or mailing it to Our Office. The return of this Certificate by  mail  will  be  effective when the postmark is affixed  to  a  properly addressed and postage prepaid envelope. We will refund any purchase payments allocated to the Fixed Account and the Certificate Value plus any amount deducted from Your purchase payment before it was allocated to the Variable Account, including the Certificate Maintenance charge. The Certificate Value will be determined as of the date of surrender (i.e., for a mailed contract, the postmark date).
       This Certificate describes the benefits and provisions of the Group Contract. The Group Contract, as issued to the Group Contract Owner by Us with any riders or endorsements, alone makes up the agreement under which benefits are paid. The Group Contract may be inspected at the office of the Group Contract Owner. In consideration of any application for this Certificate and the payment of purchase payments, We agree, subject to the terms and conditions of the Group Contract, to provide the benefits described in this Certificate to the Certificate Owner.
       If this Certificate is In Force on the Income Date, We will begin making income payments to the Annuitant. We will make such payments according to the terms of the Certificate and Group Contract.
       Signed for the Company on the Issue Date at Our Home Office, 100 Manhattanville Road, Purchase, New York 10577.


                       Read This Contract Carefully.

Signed:   ________________________     ________________________
               Secretary                      President


   POLICY DESCRIPTION
    This is a GROUP VARIABLE ANNUITY CERTIFICATE with limited purchase payment flexibility. This contract is nonparticipating with no dividends. Annuity payments and other values provided by this certificate when based on the investment experience of a separate account, may increase or decrease and are not guaranteed as to dollar amount. Variable annuity payments will not decrease over time if the separate account (before deduction of the annual .35% asset charge) has an annualized investment return of at least 5.35%. See pages 12-13 and 19 for further explanation. Certificate assets allocated to the separate account incur charges of .35% before annuity payments begin and .35% once annuity payments begin. Income, capital gains, and/or losses whether or not realized, from assets allocated to the separate account are credited to or charged against the separate account without regard to income, capital gains, and/or losses arising out of any other business the company may conduct.

                  KEYPORT BENEFIT LIFE INSURANCE COMPANY
             100 Manhattanville Road, Purchase, New York 10577

                              Service Office
                        125 High Street, 11th Floor
                        Boston, Massachusetts 02110

                           Certificate Schedule

GROUP CONTRACT OWNER             Keyport Benefit Insurance Trust
GROUP CONTRACT NUMBER            DVA001
CERTIFICATE NUMBER               123455
CERTIFICATE OWNER                John Q. Public, male, 1/1/40
JOINT CERTIFICATE OWNER          Jane Q. Public, female, 2/29/40
ANNUITANT                        Thomas Doe, male, 11/22/40
COVERED PERSONS                  John Q. Public, Jane Q. Public, Thomas
                                 Doe
ISSUE STATE                      New York
IRS PLAN TYPE                    Non-Qualified
CERTIFICATE DATE                 November 1, 1995
INCOME DATE                      November 1, 2010
INITIAL PURCHASE PAYMENT         $25,000
MINIMUM INITIAL PAYMENT          $25,000
MINIMUM ADDITIONAL PAYMENT       $250 ($50 for EFT payment)


Charges

Distribution Charge:  None.

Administrative Charge: We deduct 0.000411% of the assets in each Variable Account Sub-Account on a daily basis (equivalent to an annual rate of 0.15%) to compensate Us for a portion of Our administrative costs.

Mortality and Expense Risk Charge: We deduct 0.003403% of the assets in each Variable Account Sub-account on a daily basis (equivalent to an annual rate of 1.25%) for Our mortality and expense risks.

Certificate Maintenance Charge: None

Transfer Charge: Currently none, however, We reserve the right to charge $25 for a transfer if You make more than 12 transfers per Certificate Year.

Surrender Charge:  None

Initial Purchase Payment Allocation

Currently,  Certificate  Owners can select 21 Sub-accounts  and  the  Fixed
Account. We reserve the right to increase or decrease the number of available Sub-accounts. The minimum You may allocate to any Sub-account or the Fixed Account is 5% of any Purchase Payment. Your initial Purchase Payment has been invested as follows:

    AIM Capital Appreciation                 x%
    AIM Growth                               x%
    AIM International                        x%
    Alliance Global Bond                     x%
    Alliance Growth and Income               x%
    Alliance Premier Growth                  x%
    Alliance Real Estate                     x%
    Colonial Growth and Income               x%
    Colonial High Yield Securities           x%
    Colonial Small Cap Value                 x%
    Colonial Strategic Income                x%
    Colonial U.S. Stock                      x%
    Liberty All-Star                         x%
    MFS Bond                                 x%
    MFS Emerging Growth                      x%
    MFS Research                             x%
    Stein Roe Balanced                       x%
    Stein Roe Global Utilities               x%
    Stein Roe Growth Stock                   x%
    Stein Roe Money Market                   x%
    Stein Roe Special Venture                x%

    Fixed Account - 1 Year                   x%


Transfer Guidelines

Number of Transfers and Transfer Charge: Currently, Certificate Owners are permitted unlimited transfers per Certificate Year during the Accumulation Period and unlimited transfers during the Annuity Period. We reserve the right to change, upon notice, the frequency of transfers You can make. We also reserve the right to impose a charge for any transfer in excess of 12 per Certificate Year. The transfer charge is shown in the Charges section of the Schedule.

Minimum amount to be transferred: None.

Minimum amount which must remain in a Sub-account after transfer: None.

Death Benefits

Adjustment of Certificate Value
When We receive due proof of death of the Certificate Owner, or the Annuitant if the Certificate Owner is a non-natural Person, We will compare, as of the date of death, the Certificate Value to the Death Benefit amount defined in this Schedule. If the Certificate Value is less than the Death Benefit, We will increase the current Certificate Value by the amount of the difference. Any amount credited will be allocated to the Variable Account and/or the Fixed Account based on the Purchase Payment allocation selection that is in effect when We receive due proof of death.

Death Benefit Amount

Certificate Anniversary Death Benefit
On the Certificate Date, the Death Benefit is the initial Purchase Payment. On subsequent Valuation Dates, the Death Benefit is calculated as follows:

    (1)   (a)    Start with the Death Benefit from the Certificate Date;
          (b)    Add to (a) any additional Purchase Payments paid since the
                 Certificate Date and subtract from (a) any partial
                 withdrawals (including any associated surrender charge
                 incurred) made since the Certificate Date;
    (2)   (a)    Determine the Certificate Value for each Certificate
                 Anniversary (the "Anniversary Value") before the 81st birthday of the Certificate Owner or, if the Certificate
                 Owner is a non-natural Person, the Annuitant;
          (b)    Increase each "Anniversary Value" by any Purchase Payments made after that Value's Anniversary;
          (c)    Decrease each "Anniversary Value" by the following amount
                 calculated at the time of each partial withdrawal made after that Value's Anniversary: (i) the partial withdrawal amount (including any associated surrender charge incurred) divided by the Certificate Value immediately preceding the withdrawal, (ii) multiplied by the "Anniversary Value" immediately preceding the withdrawal;
          (d)    Select the highest "Anniversary Value" after the
                 adjustments in (b) and (c) above;
    (3)    Set the Death Benefit equal to the greater of (1) and (2).

If there is a change of Certificate Owner, the new Certificate Owner's age will be used to determine the amount in (2) above.

The Variable Separate Account

Sub-accounts investing in shares of mutual funds

Variable Account A is a unit investment trust variable separate account, organized in and governed by the laws of the State of Rhode Island, Our state of domicile. Variable Account A is divided into Sub-accounts. Each Sub-account listed below invests in shares of the corresponding Portfolio of the Eligible Fund shown.

Sub-Accounts                      Investment Objective

                              AIM Variable Insurance Funds, Inc.

AIM Capital Appreciation      Capital appreciation through investments in
Sub-account                   common stocks, with emphasis on medium-sized
                              and smaller emerging growth companies

AIM Growth Sub-Account        Growth of capital through investments
                              primarily in common stocks of leading U.S.
                              companies considered by AIM to have strong earnings momentum.

AIM International Equity      Long-term growth of capital by investing in
Sub-account                   international equity securities, the issuers
                              of which are considered by AIM to have strong earnings momentum.

                              Alliance Variable Products Series Fund, Inc.

Alliance Global Bond          A high level of return from a combination of
Sub-account                   current income and capital appreciation by
                              investing in a globally diversified portfolio of high quality debt securities denominated in the U.S. Dollar and a range of foreign currencies.

Alliance Growth and Income    Balance the objectives of reasonable current
Sub-account                   income and reasonable opportunities for
                              appreciation through investments primarily in dividend-paying common stocks of good quality.

Alliance Premier Growth       Growth of capital rather than current income.
Sub-account

Alliance Real Estate          Total return on its assets through long-term
Sub-account                   growth of capital and income principally
                              through investing in a portfolio of equity securities of issuers that are primarily engaged in or related to the real estate industry.

                              Liberty Variable Investment Trust

Colonial Growth and Income    Primarily income and long-term
Sub-Account(formerly named    capital growth and, secondarily,
Colonial-Keyport Growth and   preservation of capital.
Income Fund)

Colonial High Yield           High current income and total return by
Securities Sub-account        investing primarily in lower rated corporate
                              debt securities.

Colonial Small Cap Value      Long-term growth by investing in smaller
Sub-account                   capitalization equity securities.

Colonial Strategic Income     A high level of current income, as is
Sub-Account (formerly named   consistent with prudent risk and maximizing
Colonial-Keyport Strategic    total return, by diversifying investments
Income Fund)                  primarily in U.S. and foreign government and
                              high yield, high risk corporate debt
                              securities.

Colonial U.S. Stock           Long-term capital growth by investing
Sub-Account(formerly named    primarily in large capitalization
Colonial-Keyport U.S. Stock   equity securities.
Fund)

Liberty All-Star Equity       Total investment return, comprised of long-
Sub-account                   term capital appreciation and current income,
                              through investment primarily in a diversified portfolio of equity securities.

Stein Roe Global Utilities    Current income and long-term growth
Sub-Account (formerly named   of capital and income.
Colonial-Keyport Utilities
Fund)

                              MFS Variable Insurance Trust

MFS Bond Sub-Account          High level of current income as is believed
                              consistent with prudent investment risk and secondarily to protect shareholders' capital.

MFS Emerging Growth           Long-term growth of capital.
Sub-account

MFS Research Sub-Account      Long-term growth of capital and future
                              income.

                              SteinRoe Variable Investment Trust

Stein Roe Balanced            High total investment return through
Sub-Account (formerly named   investment in a changing mix
SteinRoeManaged Assets Fund)  of securities.

Stein Roe Growth Stock        Long-term growth of capital
Sub-Account(formerly named    through investment primarily
SteinRoe Managed Growth       in common stocks.
Stock Fund)

Stein Roe Money Market        High current income from short-term
Sub-Account (formerly named   money market instruments while
SteinRoe Cash Income Fund)    emphasizing preservation of capital and
                              maintaining excellent liquidity.

Stein Roe Special Venture     Capital growth by investing primarily
Sub-account (formerly named   in common stocks, convertible securities
SteinRoe Capital Appreciation and other securities selected for
Fund)                         prospective capital growth.

Sub-accounts investing directly in securities - None.


The Fixed Account

The Fixed Account is part of Our General Account, which consists of all of Our assets except the assets of the Variable Account and the assets of other separate accounts that We maintain. Subject to applicable law, We have sole discretion over investments of the assets of the Fixed Account. If You allocate assets to the Fixed Account, Your accumulation values and annuity payments will have guaranteed minimums.

Before the Income Date, Your interest in the Fixed Account is measured by the Fixed Account Value. When annuity payments begin, the payee's interest in the Fixed Account is measured by the amount of each periodic payment.

Benefits from the Fixed Account will not be less than the minimum values required by any law of the jurisdiction where the Certificate is delivered.

Purchase Payments will be allocated to the Fixed Account in accordance with Your selection at the Certificate Date. You may change such selection by Written Request.

The Fixed Account Value at any time is equal to:

      (1)    all Purchase Payments allocated to the Fixed Account plus the interest subsequently credited on those payments; plus
      (2)    any Variable Account value transferred to the Fixed Account plus the interest subsequently credited on the transferred value; less
      (3)    any prior partial withdrawals from the Fixed Account; less
      (4)    any Fixed Account Value transferred to the Variable Account.

We will credit interest to Purchase Payments allocated to the Fixed Account at rates declared by Us for Guarantee Periods of one or more years from the month and day of allocation. The minimum Guaranteed Interest Rate is 3% per year.






                             Table of Contents

                                                                       Page

Right to Examine Certificate.............................................1
Certificate Schedule.....................................................2
Definitions..............................................................3
General Provisions.......................................................5
Variable Account Provisions..............................................9
Transfers...............................................................12
Partial Withdrawals and Total Surrender.................................13
Death Provisions........................................................14
Annuity Provisions......................................................15
Endorsements (if any) are before page...................................21


                                Definitions

Accumulation  Period:   The period prior to the Income  Date  during  which
Purchase Payments may be made by a Certificate Owner.

Accumulation Unit: An accounting unit used to calculate a Certificate Owner's interest in a Sub-account of the Variable Account during the Accumulation Period.

Adjusted Certificate Value: The Certificate Value less any applicable taxes relating to a Certificate and Certificate Maintenance Charge. This amount is applied to the applicable Annuity Tables to determine Annuity Payments.

Annuitant:   The natural person on whose life Annuity Payments  are  based, and to whom any Annuity Payments will be made starting on the Income Date.

Annuity Options:  Options available for Annuity Payments.

Annuity Payments: The series of payments made to the Annuitant, starting on the Income Date, under the Annuity Option selected.

Annuity  Period:   The  period after the Income Date during  which  Annuity
Payments are made.

Annuity  Unit:   An  accounting  unit used to  calculate  Variable  Annuity
Payments during the Annuity Period.

Beneficiary: The person(s) or entity(ies) who controls the Certificate if any Certificate Owner dies before the Income Date.


                          Definitions (continued)

Certificate:   The  document issued to a Certificate Owner  to  evidence  a
Certificate   Owner's   participation  under  the  Group   Contract.    The
Certificate summarizes the benefits and provisions of the Group Contract.

Certificate Anniversary:  An anniversary of the Certificate Date.

Certificate Date: The date a Certificate is issued to a Certificate Owner. The Certificate Date is shown on the Certificate Schedule.

Certificate  Owner:   The  person who owns a Certificate  under  the  Group
Contract. Any Joint Certificate Owners and the Certificate Owner own the Certificate equally with rights of survivorship.

Certificate Value: The sum of the Certificate Owner's interest in the Sub-accounts of the Variable Account and the Fixed Account during the Accumulation Period.

Certificate Year: The first Certificate Year is the annual period which begins on the Certificate Date. Subsequent Certificate Years begin on each Certificate Anniversary.

Eligible Fund:  An investment entity shown on the Certificate Schedule.

Fixed Account: The account We establish to support Fixed Allocations.   The
Certificate Schedule shows whether the Fixed Account is available under the Certificate.

Fixed Account Value: The value of all Fixed Account amounts accumulated under this Certificate prior to the Income Date.

Fixed  Allocation:   An  amount allocated to  the  Fixed  Account  that  is
credited with a Guaranteed Interest Rate for a specified Guarantee Period.

Fixed  Annuity:   An  annuity with a series of  payments  made  during  the
Annuity Period which are guaranteed as to dollar amount by  Us.

General Account: Our general investment account which contains all of Our assets except those in the Variable Account and Our other separate accounts.

Group Contract Owner: The person or entity to which the Group Contract is issued.

Guaranteed Interest Rate: The effective annual interest rate which We will credit for a specified Guarantee Period.

Guarantee Period: The period of year(s) a rate of interest is guaranteed to be credited within the Fixed Account.

Income Date: The date on which Annuity Payments begin. The Income Date is shown on the Certificate Schedule.

In Force: The status of a Certificate before the Income Date so long as it has not been totally surrendered and there has not been a death of a Certificate Owner or Joint Certificate Owner that will cause the Certificate to end within five years of the date of death.

Office:  Our service office shown on the Certificate Schedule.

Person: A human being, trust, corporation, or any other legally recognized entity.

Portfolio:   A series of an Eligible Fund which constitutes a separate  and distinct class of shares.

Purchase  Payment:   A payment made by or on behalf of a Certificate  Owner
with respect to a Certificate.

Sub-account:   Variable  Account  assets  are  divided  into  Sub-accounts.
Assets of each Sub-account will be invested in shares of a Portfolio of an Eligible Fund, or directly in portfolio securities.

Valuation Date: Each day on which We and the New York Stock Exchange ("NYSE") are open for business, or any other day that the Securities and Exchange Commission requires that mutual funds, unit investment trusts or other investment portfolios be valued.

Valuation Period: The period of time beginning at the close of business of the NYSE on each Valuation Date and ending at the close of business on the next succeeding Valuation Date.

Variable  Account:   Our  Variable  Account(s)  shown  on  the  Certificate
Schedule.

Variable Annuity: An annuity with payments which vary as to dollar amount in relation to the investment performance of specified Sub-accounts of the Variable Account.

We, Us, Our:  Keyport Benefit Life Insurance Company of Boston.

Written Request: A request in writing, in a form satisfactory to Us, and received by Us at Our Office.

You, Your:  The Certificate Owner and any Joint Certificate Owners.

                            General Provisions

Purchase Payments

The initial Purchase Payment is due on the Certificate Date. It must be paid at Our Office in United States currency. Coverage under a Certificate does not take effect until We have accepted the initial Purchase Payment during Your lifetime. Each Purchase Payment after the Certificate Date must be at least the amount shown on the Certificate Schedule. Provided the Certificate Value under a Certificate does not go to zero, a Certificate will stay in force until the Income Date even if You make no payments after the initial one. We reserve the right to reject any subsequent Purchase Payment.

Allocation of Purchase Payments

Your initial Purchase Payment is allocated to the Sub-accounts of the Variable Account, and to the Fixed Account if available, in accordance with the selections made by You at the Certificate Date. Unless otherwise changed by You, subsequent Purchase Payments are allocated in the same manner as the initial Purchase Payment. Allocation of Purchase Payments is subject to the terms and conditions imposed by Us. We reserve the right to allocate initial Purchase Payments to the Money Market Sub-account until the expiration of the Right to Examine Certificate period set forth on the first page of the Certificate.

The Contract

The Group Contract, including the application, if any, and any attached rider or endorsement constitute the entire contract between the Group Contract Owner and Us. All statements made by the Group Contract Owner, any Certificate Owner or any Annuitant will be deemed representations and not warranties. No such statement will be used in any contest unless it is contained in the application signed by the Group Contract Owner or in a written instrument signed by the Certificate Owner, a copy of which has been furnished to the Certificate Owner, the Beneficiary or to the Group Contract Owner.

Only Our President or Secretary may agree to change any of the terms of the Group Contract. Any changes must be in writing. Any change to the terms of a Certificate must be in writing and with Your consent, unless provided otherwise by the Group Contract and the Certificate.

To assure that the Group Contract and the Certificate will maintain their status as a variable annuity under the Internal Revenue Code, We reserve the right to change the Group Contract and any Certificate issued thereunder to comply with future changes in the Internal Revenue Code, any regulations or rulings issued thereunder, and any requirements otherwise imposed by the Internal Revenue Service. The Group Contract Owner and the affected Certificate Owner will be sent a copy of any such amendment.

We reserve the right, subject to the approval of the New York Superintendent of Insurance and compliance with U.S. laws as currently applicable or subsequently changed, to: (a) operate the Variable Account in any form permitted under the Investment Company Act of 1940, as amended, (the "1940 Act"), or in any other form permitted by law; (b) take any action necessary to comply with or obtain and continue any exemptions from the 1940 Act, or to comply with any other applicable law; (c) transfer any assets in any Sub-account to another Sub-account, or to one or more separate investment accounts, or the General Account; or to add, combine or remove Sub-accounts in the Variable Account; and (d) change the way We assess charges, so long as We do not increase the aggregate amount beyond that currently charged to the Variable Account and the Eligible Funds in connection with this Certificate. If the shares of any of the Eligible Funds should become unavailable for investment by the Variable Account or if in Our judgment further investment in such Portfolio shares should become inappropriate in view of the purpose of the Certificate, We may add or substitute shares of another mutual fund for the Portfolio shares already purchased under the Certificate. No substitution of Portfolio shares in any Sub-account may take place without prior approval of the Securities and Exchange Commission and notice to the affected Certificate Owners, to the extent required by the 1940 Act.

Certificate Owner

You are the Certificate Owner of this Certificate. You have all rights and may receive all benefits under a Certificate. A Certificate Owner is the person designated as such on the Certificate Date, unless changed. You may exercise all rights of this Certificate while it is In Force, subject to the rights of (a) any assignee under an assignment filed with Us, and (b) any irrevocably named Beneficiary.

Joint Certificate Owner

A Certificate can be owned by Joint Certificate Owners. Upon the death of any Certificate Owner or Joint Certificate Owner, the surviving owner(s) will be the primary Beneficiary(ies). Any other beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a Written Request filed with Us.

Annuitant

The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated by You at the Certificate Date, unless changed prior to the Income Date. Any change of Annuitant is subject to Our underwriting rules then in effect. The Annuitant may not be changed in a Certificate which is owned by a non-natural person. You may name a Contingent Annuitant. The Contingent Annuitant becomes the Annuitant if the Annuitant dies while this Certificate is In Force. If the Annuitant dies and no Contingent Annuitant has been named, We will allow You sixty days to designate someone other than Yourself as Annuitant. You will be the Contingent Annuitant unless You name someone else. If the Certificate is owned by a non-natural person, the death of the Annuitant will be treated as the death of the Certificate Owner and a new Annuitant may not be designated.

Beneficiary

The Beneficiary is the person who controls the Certificate if any Certificate Owner dies prior to the Income Date. If the Certificate is owned by Joint Certificate Owners, upon the death of any Certificate Owner or Joint Certificate Owner, the surviving owner(s) will become the primary Beneficiary. Any other beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a Written Request filed with Us. If You name more than one Person as Primary Beneficiary or as Contingent Beneficiary, and do not state otherwise on an application or in a Written Request to Us, any non-survivors will not receive a benefit. The survivors will receive equal shares. Subject to the rights of any irrevocable Beneficiary(ies), You may change primary or contingent Beneficiary(ies). A change must be made by Written Request and will be effective as of the date the Written Request is signed. We will not be liable for any payment We make or action We take before We receive the Written Request.

Group Contract Owner

The Group Contract Owner has title to the Group Contract. The Group Contract and any amount accumulated under any Certificate are not subject to the claims of the Group Contract Owner or any of its creditors. The Group Contract Owner may transfer ownership of this Group Contract. Any transfer of ownership terminates the interest of any existing Group Contract Owner. It does not change the rights of any Certificate Owner. Nothing in the Group Contract shall invalidate or impair any right granted to the Certificate Owner by the Certificate or New York law.

Change of Certificate Owner, Beneficiary or Contingent Annuitant

While this Certificate is In Force, You may by Written Request change the primary Certificate Owner, Joint Certificate Owner, primary Beneficiary, Contingent Beneficiary, Contingent Annuitant, or in certain instances, the Annuitant. An irrevocably named Person may be changed only with the written consent of such Person. The change will be effective, following Our receipt of the Written Request, as of the date the Written Request is signed. The change will not affect any payments We make or actions We take prior to the time We receive the Written Request.

Assignment of the Certificate

You may assign this Certificate at any time while it is In Force. The assignment must be in writing and a copy must be filed at Our Office. Your rights and those of any revocably named Person will be subject to the assignment. An assignment will not affect any payments We make or actions We take before We receive the assignment. We are not responsible for the validity of any assignment.

Misstatement of Age or Sex

If the age or sex of the Annuitant or any payee has been misstated, We will compute the amount payable based on the correct age and sex. If Annuity Payments have begun, any underpayment(s) that have been made plus interest thereon at a rate of 5% per year will be paid in full with the next Annuity Payment. Any overpayment plus interest thereon at a rate of 5% per year, unless repaid to Us in one sum, will be deducted from future Annuity Payments otherwise due until We are repaid in full.

Non-Participating

This Certificate does not participate in Our divisible surplus.

Evidence of Death, Age, Sex or Survival

If a Certificate provision relates to the death of a natural Person, We will require proof of death before We will act under that provision. Proof of death shall be: (a) a certified death certificate; or (b) a certified decree of a court of competent jurisdiction as to the finding of death; or
(c)  a written statement by a medical doctor who attended the deceased;  or
(d) any other document constituting due proof of death under applicable state law. If Our action under a Certificate provision is based on the age, sex, or survival of any Person, We may require evidence of the particular fact before We act under that provision.

Protection of Proceeds

No Beneficiary or payee may commute or assign any payments under a Certificate before they are due. To the extent permitted by law, no payments shall be subject to the debts of any Beneficiary or payee or to any judicial process for payment of those debts.

Reports

We will send Certificate Owners a report that shows the Certificate Value, the Certificate Withdrawal Value and the Death Benefit at least once each Certificate Year. We will send any other reports that may be required by law.

Taxes

Any taxes paid to any governmental entity relating to a Certificate will be deducted from the Purchase Payments or Certificate Value. We may, in Our sole discretion, delay the deduction until a later date. By not deducting tax payments at the time of Our payment, We do not waive any right We may have to deduct amounts at a later date. We will, in Our sole discretion, determine when taxes relate to a Certificate or to the operation of the Variable Account. We reserve the right to establish a provision for federal income taxes if We determine, in Our sole discretion, that We will incur a tax as a result of the operation of the Variable Account. Such a provision will be reflected in the Accumulation and Annuity Unit Values. We will deduct for any income taxes incurred by Us as a result of the operation of the Variable Account whether or not there was a provision for taxes and whether or not it was sufficient. We will deduct from any payment under this Certificate any withholding taxes required by applicable law.

Regulatory Requirements

All values payable under a Certificate will not be less than the minimum benefits required by the laws and regulations of the state in which the Certificate is delivered.

Suspension or Deferral of Payments

We reserve the right to suspend or postpone payments for a withdrawal, transfer or surrender for any period when:

     (1) the New York Stock Exchange is closed (other than customary weekend and holiday closings); or

     (2)    trading on the New York Stock Exchange is restricted;  or

     (3) an emergency exists as a result of which valuation or disposal of the assets and securities of the Variable Account is not reasonably practicable; or

     (4) the Securities and Exchange Commission, by order or pronouncement, so permits for the protection of Certificate Owners;


provided  that  applicable  rules and regulations  of  the  Securities  and
Exchange Commission govern as to whether the conditions described in (2) and (3) above exist.

We reserve the right to delay payment of amounts allocated to the Fixed Account for up to six months.

                        Variable Account Provisions

The Variable Account

The  Variable  Account(s)  is designated on the  Certificate  Schedule  and consists of assets set aside by Us, which are kept separate from Our general assets and all other variable account assets We maintain. We own the assets of the Variable Account. Variable Account assets equal to reserves and other contract liabilities will not be chargeable with liabilities arising out of any other business We may conduct. Income and realized and unrealized gains or losses from assets in the Variable Account are credited to or charged against the account without regard to other income, gains or losses in Our other investment accounts.

The Variable Account assets are divided into Sub-accounts. The Sub-accounts which are available under the Certificate are shown on the Certificate Schedule. The assets of the Sub-accounts of the unit investment trust variable separate account are allocated to the Eligible Fund(s) and the Portfolio(s), if applicable, within an Eligible Fund shown on the Certificate Schedule. The assets of the Sub-accounts of the investment company variable separate account, if applicable, are invested in portfolios of securities designed to meet the objectives of the Sub-Account shown on the Certificate Schedule. We may, from time to time, add additional Sub-accounts, Eligible Funds or Portfolios to those shown on the Certificate Schedule. You may be permitted to transfer Certificate Values or allocate Purchase Payments to the additional Sub-Accounts, Eligible Funds or Portfolios. However, the right to make such transfers or allocations will be limited by the terms and conditions imposed by Us.

We also have the right to eliminate Sub-accounts from the Variable Account, to combine two or more Sub-accounts or to substitute a new Portfolio for the Portfolio in which a Sub-account invests. A substitution may become necessary if, in Our discretion, a Portfolio or Sub-account no longer suits the purposes of the Group Contract. This may happen: due to a change in laws or regulations or a change in a Portfolio's investment objectives or restrictions; because the Portfolio or Sub-account is no longer available for investment; or for some other reason. We will obtain any prior approvals that may be required from the insurance department of Our state of domicile, the New York Superintendent of Insurance and from the SEC or any other governmental entity before making such a substitution.

When permitted by law, We reserve the right to:

     (1)    Deregister a Variable Account under the 1940 Act;
     (2) Operate a Variable Account as a management company under the 1940 Act, if it is operating as a unit investment trust;
     (3) Operate a Variable Account as a unit investment trust under the 1940 Act, if it is operating as a management company;
     (4)    Restrict or eliminate any voting rights as to the account;
     (5)    Combine the Variable Account with any other variable account.

Valuation of Assets

The assets of the Variable Account are valued at their fair market value in accordance with Our procedures.

Accumulation Units

Your Variable Account value will fluctuate in accordance with the investment results of the Sub-accounts to which You have allocated Your Purchase Payments or Certificate Value. In order to determine how these fluctuations affect Your Certificate Value, We use an Accumulation Unit value. Accumulation Units are used to account for all amounts allocated to or withdrawn from the Sub-accounts of the Variable Account as a result of Purchase Payments, partial withdrawals, transfers, or charges deducted from the Certificate Value. We determine the number of Accumulation Units of a Sub-account purchased or canceled by dividing the amount allocated to, or withdrawn from, the Sub-account by the dollar value of one Accumulation Unit of the Sub-account as of the end of the Valuation Period during which We receive the request for the transaction.

Accumulation Unit Value

The Accumulation Unit Value for each Sub-account was initially set at $10. Subsequent Accumulation Unit Values for each Sub-account are determined by multiplying the Accumulation Unit Value for the immediately preceding Valuation Period by a net investment factor for the Sub-account for the current period. This factor may be greater or less than 1.0; therefore, the Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

We calculate the net investment factor for each Sub-account investing in shares of mutual funds by dividing (a) by (b) and then subtracting (c) where:

     (a) is equal to:
          (i) the net asset value per share of the Portfolio in which the Sub-account invests at the end of the Valuation Period; plus
          (ii) any dividend per share declared for the Portfolio that has an ex-dividend date within the current Valuation Period.

     (b) is the net asset value per share of the Portfolio at the end of the preceding Valuation Period.

     (c) is equal to:
          (i) the sum of each Valuation Period equivalent of the annual rate for the Mortality and Expense Risk Charge, for the Administrative Charge, and for the Distribution Charge, if
                any, which are shown on the Certificate Schedule; plus
          (ii)  a charge factor, if any, for any tax provision established by Us a result of the operation of the Sub-account.

We calculate the net investment factor for each Sub-account investing directly in securities with the same formula, except:

     (a)   is equal to:
          (i) the value of the assets in the Sub-account at the end of the preceding Valuation Period; plus
          (ii) any investment income and capital gains, realized or unrealized, credited to the assets during the current Valuation Period; less
          (iii) any capital losses, realized or unrealized, charged against the assets during the current Valuation Period; less
          (iv) all operating and investment expenses relating to the assets that are incurred during the current Valuation Period.

     (b) is the value of the assets in the Sub-account at the end of the preceding Valuation Period.

Mortality and Expense Risk Charge

Each Valuation Period We deduct a Mortality and Expense Risk Charge from each Sub-account of the Variable Account which is equal, on an annual basis, to the amount shown on the Certificate Schedule. The Mortality and Expense Risk Charge compensates Us for assuming the mortality and expense risks with respect to the Certificates We issue. We guarantee the dollar amount of each Annuity Payment after the first Annuity Payment will not be affected by variations in mortality or expense experience.

Administrative Charge

Each Valuation Period We deduct an Administrative Charge from the Variable Account which is equal, on an annual basis, to the amount shown on the Certificate Schedule. The Administrative Charge compensates Us for the costs associated with administration of the Variable Account and the Certificates We issue.

Distribution Charge

Each Valuation Period We deduct a Distribution Charge from the Variable Account which is equal, on an annual basis, to the amount shown on the Certificate Schedule. The Distribution Charge compensates Us for the costs associated with the distribution of the Certificates We issue.

Certificate Maintenance Charge

We deduct a Certificate Maintenance Charge from the Certificate Value by canceling Accumulation Units from each applicable Sub-account to reimburse Us for expenses relating to the maintenance of the Certificate. We will deduct the Certificate Maintenance Charge from the Sub-accounts of the Variable Account in the same proportion that the amount of Certificate Value in each Sub-account bears to the Certificate Value. The Certificate Maintenance Charge is shown on the Certificate Schedule. The Certificate Maintenance Charge will be deducted from the Certificate Value on each Certificate Anniversary during the Accumulation Period.

If a total surrender is made on a date other than a Certificate Anniversary, the Certificate Maintenance Charge will be deducted at the time of surrender.

                                 Transfers

Subject to any limitation We impose on the number of transfers permitted in a Certificate Year, You may transfer all or part of Your Certificate Value among the Sub-accounts and the Fixed Account, if any, by Written Request or by telephone without the imposition of any fees or charges. Transfers among the Sub-accounts and the Fixed Account are permitted only during the Accumulation Period. The number of permitted transfers, and the charge for transfers in excess of that number, are shown on the Certificate Schedule. All transfers are subject to the following:

    (1) If more than the number of free transfers, shown on the Certificate Schedule, are made in a Certificate Year, We will deduct a transfer charge, shown on the Certificate Schedule, for each subsequent transfer. The transfer fee will be deducted from the Sub-account from which the transfer is made. However, if You transfer Your entire interest in a Sub-account, the transfer fee will be deducted from the amount transferred. If You make a transfer from more than one Sub-account, any transfer fee will be allocated pro-rata among such Sub-accounts in proportion to the amount transferred from each. The deduction of any fees We impose on such transfers will not exceed the maximum listed on page 3.

    (2) During the Annuity Period, transfers of values between Sub-accounts will be made by converting the number of Annuity Units being transferred to the number of Annuity Units in the Sub-account to which a transfer is made, so that the next Annuity Payment, if it were made at that time, would be the same amount that it would have been without the transfer. Thereafter, Annuity Payments will reflect changes in the value of the new Annuity Units.

    (3)    The  minimum amount which can be transferred  is  shown  on  the
Certificate  Schedule.   The minimum amount which must  remain  in  a  Sub-
account after a transfer is shown on the Certificate Schedule.

    (4) If 100% of the value of any Sub-account is transferred and the current allocation for Purchase Payments includes that Sub-account, the allocation for future Purchase Payments will change to reflect Your allocation of Certificate Value following the transfer.

    (5) We reserve the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privileges described above.

We will not be liable for transfers made in accordance with Your instructions. All amounts and Accumulation Units will be determined as of the end of the Valuation Period in which We receive the request for transfer.

                  Partial Withdrawals and Total Surrender

Partial Withdrawals

During the Accumulation Period while the Certificate is In Force, You may, upon Written Request, make a partial withdrawal, subject to the provisions and limitations shown on the Certificate Schedule. For purposes of determining whether a surrender charge is applicable to Your partial withdrawal:

   (1) Your partial withdrawal will first be taken from the portion of Your Certificate Value which is in excess of Your Purchase Payments, and then from Your Purchase Payments; and

   (2) We will allocate partial withdrawals to Purchase Payments in the order in which the Purchase Payments were made, starting with the first.

A withdrawal will result in the cancellation of Accumulation Units from each applicable Sub-account in the ratio that Your interest in the Sub-
account bears to Your Certificate Value in all the Sub-accounts. You must specify by Written Request in advance if You want Accumulation Units to be canceled in a manner other than the method described above. If there is no value or insufficient value in the Variable Account, then the amount withdrawn, or the insufficient portion, will be deducted from the Fixed Account. If You have multiple Guarantee Periods, We will deduct such amount from each Guarantee Period's values in the ratio that each Period's values bears to the total Fixed Account Value. You must specify by Written Request in advance if You want multiple Guarantee Periods to be reduced in a manner other than the method described above. [Any amount deducted from the Fixed Account Value may be subject to a market value adjustment, if applicable.]

Each partial withdrawal must be for an amount not less than the amount shown on the Certificate Schedule. The Certificate Value which must remain in a Certificate is shown on the Certificate Schedule. The Certificate Schedule also shows any charge.

Total Surrender

During the Accumulation Period while the Certificate is In Force, You may, upon Written Request, make a total surrender of the Certificate Withdrawal Value. The Certificate Withdrawal Value is:

   (1) the Certificate Value as of the end of the Valuation Period during which We receive a Written Request for a withdrawal or surrender; less

   (2)   any applicable taxes not previously deducted; less

   (3)   any Surrender Charge; less

   (4)   any Certificate Maintenance Charge.

[The Fixed Account Value, which is a component of the Certificate Value, may be subject to a market value adjustment, if applicable.]

We will pay the amount of any withdrawal or surrender within seven days unless the Suspension or Deferral of Payments Provision is in effect.

                             Death Provisions

Death of Certificate Owner

These provisions apply if, during the Accumulation Period while the Certificate is In Force, the Certificate Owner or any Joint Certificate Owner dies (whether or not the decedent is also the Annuitant) or the Annuitant dies under a Certificate owned by a non-natural Person. The "designated beneficiary" will control the Certificate after such a death. This "designated beneficiary" will be the first Person among the following who is alive on the date of death: Certificate Owner; Joint Certificate Owner; primary Beneficiary; Contingent Beneficiary; and Certificate Owner's estate. If the Certificate Owner and Joint Certificate Owner are both alive, they shall be the "designated beneficiary" together.

If the decedent's surviving spouse (if any) is the sole "designated beneficiary", the surviving spouse will automatically become the new sole Certificate Owner as of the date of the death. And, if the Annuitant is the decedent, the new Annuitant will be any living Contingent Annuitant, otherwise the surviving spouse. The Certificate may stay in force until another death occurs (i.e., until the death of the Certificate Owner or Joint Certificate Owner). Except for this paragraph, all of "Death Provisions" will apply to that subsequent death.

In all other cases, the Certificate may stay in force up to five years from the date of death. During this period, the "designated beneficiary" may exercise all ownership rights, including the right to make transfers or partial withdrawals or the right to surrender the Certificate for its Certificate Withdrawal Value. If this Certificate is still in force at the end of the five-year period, We will automatically end it then by paying to the "designated beneficiary" the Certificate Withdrawal Value without the deduction of any applicable surrender charges. If the "designated beneficiary" is not alive then, We will pay any Person(s) named by the "designated beneficiary" in a Written Request; otherwise the "designated beneficiary's" estate.

Death of Annuitant

These provisions apply if during the Accumulation Period while the Certificate is In Force, (a) the Annuitant dies, (b) the Annuitant is not an Owner, and (c) the Owner is a natural person. The Certificate will continue In Force after the Annuitant's death. The new Annuitant will be any living Contingent Annuitant, otherwise the Certificate Owner.

Payment of Benefits

Instead of receiving a lump sum, You or any "designated beneficiary" may by Written Request direct that We pay any benefit of $2,000 or more under an Annuity Option that meets the following: (a) the first payment to the "designated beneficiary" must be made no later than one year after the date of death; (b) payments must be made over the life of the "designated beneficiary" or over a period not extending beyond that person's life expectancy; and (c) any Annuity Option that provides for payments to continue after the death of the "designated beneficiary" will not allow the successor payee to extend the period of time over which the remaining payments are to be made.

                            Annuity Provisions

General

If the Certificate is In Force on the Income Date, the Adjusted Certificate
Value  will  be applied under the Annuity Option selected by You.   Annuity
Payments may be made on a fixed or variable basis or both.

Income Date

The Income Date may be selected by You. It is shown on the Certificate Schedule. The Income Date can be any time after the Certificate Date for variable payments and any time after the first Certificate Anniversary for fixed payments. The Income Date may not be later than the earlier of when the Annuitant reaches attained age 90 or that required under state law. If no Income Date is selected, it will be the earlier of when the Annuitant reaches attained age 90 or the maximum date permitted under state law, if any.

Prior  to  the  Income  Date, You may change the  Income  Date  by  Written
Request.   Any change must be requested at least 30 days prior to  the  new
Income Date.

Selection of an Annuity Option

An Annuity Option may be selected by You. If no Annuity Option is selected, Option B will automatically be applied. Prior to the Income Date, You may change the Annuity Option selected by Written Request. Any change must be requested at least 30 days prior to the Income Date.

Frequency and Amount of Annuity Payments

Annuity Payments are paid in monthly installments unless quarterly, semi-annual or annual payments are chosen. The Adjusted Certificate Value is applied to the Annuity Table for the Annuity Option selected. If the Adjusted Certificate Value to be applied under an Annuity Option is less than $2,000, We reserve the right to make a lump sum payment in lieu of Annuity Payments. If the Annuity Payment would be or becomes less than $100, We will reduce the frequency of payments to a longer interval which will result in each payment being at least $100.

Annuity Options

The following Annuity Options or any other Annuity Option acceptable to Us may be selected:

OPTION A. ANNUITY FOR A FIXED NUMBER OF YEARS: Annuity Payments for a chosen number of years, not less than 5. If the payee dies during the payment period and the Beneficiary does not desire payments to continue for the remainder of the period, he/she may elect to have the present value of the remaining payments commuted and paid in a lump sum. During the payment period of a Variable Annuity, the payee may elect by Written Request to receive the following amount: (a) the present value of the remaining payments commuted using a 3% interest rate for fixed payments and a 5% interest rate for variable payments; less (b) any surrender charge that may be due by treating the value defined in (a) as a surrender. Instead of receiving a lump sum, the payee may elect another Annuity Option. The amount applied to that Option would not be reduced by the charge defined in
(b).

   OPTION B. LIFE ANNUITY WITH PERIOD CERTAIN OF 10 YEARS: Annuity Payments during the lifetime of the payee and in any event for 10 years certain. If the payee dies during the guaranteed payment period and the Beneficiary does not desire payments to continue for the remainder of the guaranteed period, he/she may elect to have the present value of the guaranteed payments remaining commuted using a 3% interest rate for fixed payments and a 5% interest rate for variable payments and paid in a lump sum.

    OPTION C. JOINT AND SURVIVOR ANNUITY: Annuity Payments payable during the joint lifetime of the payee and a designated second natural person and then during the lifetime of the survivor.

Unless the Annuity Option provides for commutation by the payee, a payee may not withdraw or otherwise end an Annuity Option after it begins. Payments will end upon the payee's death unless the Annuity Option provides for payments continuing to a successor payee. No successor payee may extend the period of time over which the remaining payments are to be made.

Annuity

If You select a Fixed Annuity, the Adjusted Certificate Value is allocated to the General Account and the Annuity is paid as a Fixed Annuity. If You select a Variable Annuity, the Adjusted Certificate Value will be allocated to the Sub-accounts of the Separate Account in accordance with the selection You make, and the Annuity will be paid as a Variable Annuity. You can also select a combination of a Fixed and Variable Annuity and the Adjusted Certificate Value will be allocated accordingly. If You don't select between a Fixed Annuity and a Variable Annuity, any Adjusted Certificate Value in the Variable Account will be applied to a Variable Annuity and any Adjusted Certificate Value in the Fixed Account will be applied to a Fixed Annuity.

The Adjusted Certificate Value will be applied to the applicable Annuity Table contained in the Certificate based upon the Annuity Option You select. If, as of the Income Date, the current Annuity Option rates or the rates for a single premium consideration for any immediate annuity applicable to the class of Certificates issued under the Group Contract provide an initial Annuity Payment greater than the initial Annuity Payment guaranteed under the applicable Annuity Table in the Certificate, the greater payment will be made.

Fixed Annuity

The minimum dollar amount of each Fixed Annuity Payment for each $1,000 of Adjusted Certificate Value is shown in the Annuity Tables. After the initial Fixed Annuity payment, the payments will not change regardless of investment, mortality or expense experience.

Variable Annuity

Variable  Annuity  Payments  reflect  the  investment  performance  of  the
Variable Account in accordance with the allocation of the Adjusted Certificate Value to the Sub-accounts during the Annuity Period. Variable Annuity payments are not guaranteed as to dollar amount.

The dollar amount of the first Variable Annuity payment for each $1,000 of Adjusted Certificate Value is shown in the Annuity Tables. The dollar amount of Variable Annuity payments for each applicable Sub-account after the first Variable Annuity Payment is determined as follows:

     (1) the dollar amount of the first Variable Annuity payment is divided by the value of an Annuity Unit for each applicable Sub-account as of the Income Date. This sets the number of Annuity Units for each monthly payment for the applicable Sub-account. The number of Annuity Units for each applicable Sub-account remains fixed during the Annuity Period;

     (2) the fixed number of Annuity Units per payment in each Sub-account is multiplied by the Annuity Unit Value for that Sub-account for the Valuation Period for which the payment is due. This result is the dollar amount of the payment for each applicable Sub-account.

The total dollar amount of each Variable Annuity payment is the sum of all Sub-account Variable Annuity payments.

Annuity Unit

The value of any Annuity Unit for each Sub-Account of the Separate Account was initially set at $10.

The Sub-account Annuity Unit Value at the end of any subsequent Valuation Period is determined as follows:

     (1) the net investment factor calculated as set forth on pages 11-12 (but without the Distribution Charge, if any) for the current Valuation Period is multiplied by the value of the Annuity Unit for the Sub-account for the immediately preceding Valuation Period.

     (2) the result in (1) is then divided by the Assumed Investment Rate Factor which equals 1.00 plus the Valuation Period equivalent of the Assumed Investment Rate for the number of days in the current Valuation Period. The Assumed Investment Rate is equal to 5% per year.

The value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.


Using the Tables

Tables 2, 3, 5, and 6 are age-dependent. The amount of the first annuity payment will be based on an age a specified number of years younger than the person's then-attained age (i.e., age last birthday). This age setback is as follows:

                 Date of First Payment     Age Setback

                    1996-1999                1 year
                    2000-2009                2 years
                    2010-2019                4 years
                    2020-2029                5 years
                    2030 or later            6 years


We will calculate the amount for a payment frequency other than monthly and for any ages not shown in Tables 2, 3, 5, and 6 in accordance with the next section. Upon request, We will tell You any such amount.

Basis of Calculation

Tables 1 and 4 are based on interest at 5% and 3%, respectively. Tables 2, 3, 5, and 6 are based on the 1983 Individual Annuity Valuation Tables (sex distinct) with interest at 5% (Tables 2 and 3) and 3% (Tables 5 and 6), projected dynamically with Projection Scale G.

TABLE 1: FIRST MONTHLY PAYMENT PAYABLE UNDER VARIABLE OPTION 1 FOR EACH $1,000 APPLIED

Years    Payment    Years    Payment    Years    Payment    Years
Payment

5        $18.74      12       $9.16      19       $6.71       25     $5.76
6         15.99      13        8.64      20        6.51       26      5.65
7         14.02      14        8.20      21        6.33       27      5.54
8         12.56      15        7.82      22        6.17       28      5.45
9         11.42      16        7.49      23        6.02       29      5.36
10        10.51      17        7.20      24        5.88       30      5.28
11         9.77      18        6.94


TABLE 2: FIRST MONTHLY PAYMENT PAYABLE UNDER VARIABLE OPTION B FOR EACH $1,000 APPLIED

Age  Male  Female  Age  Male  Female  Age  Male  Female  Age  Male  Female

30  $4.45   $4.34  47  $5.05  $4.78   64   $6.54  $5.98  80  $9.14  $8.67
31   4.47    4.35  48   5.11   4.82   65    6.68   6.10  81   9.29   8.86
32   4.50    4.37  49   5.17   4.87   66    6.82   6.22  82   9.44   9.05
33   4.52    4.39  50   5.23   4.92   67    6.97   6.35  83   9.57   9.23
34   4.55    4.41  51   5.29   4.97   68    7.12   6.49  84   9.69   9.40
35   4.57    4.43  52   5.36   5.02   69    7.28   6.63  85   9.81   9.55
36   4.60    4.45  53   5.43   5.08   70    7.44   6.79  86   9.91   9.69
37   4.63    4.47  54   5.50   5.13   71    7.61   6.95  87  10.01   9.82
38   4.67    4.49  55   5.58   5.20   72    7.78   7.12  88  10.10   9.94
39   4.70    4.52  56   5.67   5.27   73    7.95   7.30  89  10.17  10.04
40   4.74    4.55  57   5.76   5.34   74    8.12   7.48  90  10.24  10.13
41   4.78    4.57  58   5.85   5.41   75    8.30   7.67  91  10.30  10.21
42   4.82    4.60  59   5.95   5.49   76    8.47   7.87  92  10.35  10.27
43   4.86    4.64  60   6.06   5.58   77    8.65   8.07  93  10.39  10.33
44   4.91    4.67  61   6.17   5.67   78    8.82   8.27  94  10.43  10.37
45   4.95    4.70  62   6.29   5.77   79    8.98   8.47  96  10.45  10.41
46   5.00    4.74  63   6.41   5.87


TABLE 3: FIRST MONTHLY PAYMENT PAYABLE UNDER VARIABLE OPTION 3 FOR EACH $1,000 APPLIED

                            COMBINATION OF AGES

                                FEMALE AGE

       30   35   40   45   50   55   60   65   70   75   80   85    90   95

 30$4.24$4.28$4.31$4.34$4.36$4.38$4.40$4.42$4.43$4.44$4.45 $4.45 $4.45  $4.46
 35 4.26 4.30 4.35 4.39 4.43 4.47 4.50 4.52 4.54 4.56 4.57  4.57  4.58   4.58
 40 4.28 4.33 4.39 4.45 4.51 4.56 4.61 4.65 4.68 4.71 4.73  4.74  4.75   4.75
M45 4.29 4.35 4.42 4.50 4.58 4.66 4.74 4.80 4.86 4.90 4.93  4.96  4.97   4.98
A50 4.30 4.37 4.46 4.55 4.66 4.77 4.88 4.98 5.07 5.14 5.20  5.23  5.25   5.27
L55 4.31 4.39 4.48 4.59 4.73 4.87 5.03 5.18 5.32 5.44 5.53  5.59  5.63   5.65
E60 4.32 4.40 4.50 4.63 4.78 4.97 5.18 5.40 5.61 5.80 5.96  6.07  6.13   6.17
 65 4.33 4.41 4.52 4.65 4.83 5.05 5.31 5.61 5.92 6.23 6.50  6.70  6.83   6.90
A70 4.33 4.42 4.53 4.68 4.87 5.11 5.42 5.80 6.23 6.70 7.14  7.50  7.75   7.90
G75 4.34 4.42 4.54 4.69 4.89 5.16 5.50 5.95 6.50 7.15 7.83  8.45  8.92   9.23
E80 4.34 4.43 4.54 4.70 4.91 5.19 5.56 6.06 6.71 7.55 8.52  9.50 10.34  10.93
 85 4.34 4.43 4.55 4.71 4.92 5.21 5.60 6.13 6.86 7.85 9.10 10.52 11.87  12.93
 90 4.34 4.43 4.55 4.71 4.93 5.22 5.62 6.18 6.96 8.06 9.55 11.39 13.34  15.05
 95 4.34 4.43 4.55 4.71 4.93 5.23 5.64 6.21 7.02 8.20 9.86 12.09 14.69  17.20


TABLE 4: MINIMUM MONTHLY PAYMENT PAYABLE UNDER FIXED OPTION A FOR EACH $1,000 APPLIED

Years   Payment   Years   Payment   Years   Payment   Years   Payment

5       $17.91     12     $8.24      19     $5.73      25     $4.71
6        15.14     13      7.71      20      5.51      26      4.59
7        13.16     14      7.26      21      5.32      27      4.47
8        11.68     15      6.87      22      5.15      28      4.37
9        10.53     16      6.53      23      4.99      29      4.27
10        9.61     17      6.23      24      4.84      30      4.18
11        8.86     18      5.96

TABLE 5: MINIMUM MONTHLY PAYMENT PAYABLE UNDER FIXED OPTION B FOR EACH $1,000 APPLIED

Age   Male  Female  Age  Male  Female  Age  Male  Female  Age  Male  Female

30    $3.12 $2.99   47   $3.82 $3.53   64   $5.40 $4.83   80   $8.15 $7.66
31     3.15  3.01   48    3.88  3.58    65   5.55  4.96   81    8.32  7.86
32     3.18  3.03   49    3.94  3.63    66   5.69  5.08   82    8.47  8.06
33     3.21  3.06   50    4.01  3.68    67   5.85  5.22   83    8.61  8.25
34     3.24  3.08   51    4.08  3.74    68   6.01  5.37   84    8.75  8.43
35     3.27  3.11   52    4.15  3.80    69   6.18  5.52   85    8.87  8.60
36     3.31  3.13   53    4.23  3.86    70   6.35  5.68   86    8.98  8.75
37     3.34  3.16   54    4.31  3.93    71   6.52  5.85   87    9.08  8.88
38     3.38  3.19   55    4.39  4.00    72   6.70  6.03   88    9.18  9.01
39     3.42  3.22   56    4.48  4.07    73   6.89  6.21   89    9.26  9.12
40     3.46  3.25   57    4.58  4.15    74   7.07  6.41   90    9.33  9.21
41     3.51  3.29   58    4.68  4.23    75   7.26  6.61   91    9.40  9.30
42     3.55  3.32   59    4.78  4.32    76   7.44  6.81   92    9.45  9.37
43     3.60  3.36   60    4.89  4.41    77   7.63  7.02   93    9.49  9.43
44     3.65  3.40   61    5.01  4.50    78   7.81  7.23   94    9.53  9.47
45     3.71  3.44   62    5.14  4.61    79   7.98  7.45   95    9.55  9.51
46     3.76  3.49   63    5.27  4.72

TABLE 6: MINIMUM MONTHLY PAYMENT PAYABLE UNDER FIXED OPTION C FOR EACH $1,000 APPLIED

                            COMBINATION OF AGES

                                FEMALE AGE

      30   35   40   45   50   55   60   65   70   75   80     85    90 95

 30$2.88$2.93$2.97$3.01$3.04$3.07$3.08$3.10$3.12$3.12$3.12 $3.12 $3.13$3.13
 35 2.91 2.97 3.03 3.09 3.14 3.18 3.21 3.23 3.25 3.26 3.27  3.27  3.28 3.28
 40 2.93 3.01 3.09 3.17 3.24 3.30 3.35 3.39 3.42 3.44 3.46  3.46  3.47 3.47
M45 2.95 3.04 3.14 3.24 3.34 3.43 3.51 3.58 3.63 3.66 3.69  3.71  3.72 3.72
A50 2.96 3.06 3.17 3.30 3.43 3.56 3.68 3.79 3.87 3.94 3.98  4.01  4.03 4.03
L55 2.97 3.07 3.20 3.34 3.50 3.68 3.85 4.02 4.16 4.27 4.34  4.39  4.42 4.44
E60 2.98 3.09 3.22 3.38 3.56 3.78 4.01 4.25 4.47 4.66 4.80  4.89  4.95 4.98
 65 2.98 3.09 3.23 3.40 3.61 3.86 4.15 4.48 4.81 5.12 5.37  5.55  5.66 5.72
A70 2.99 3.10 3.24 3.42 3.64 3.92 4.26 4.67 5.13 5.60 6.04  6.38  6.60 6.73
G75 2.99 3.10 3.25 3.43 3.66 3.96 4.34 4.81 5.39 6.06 6.75  7.35  7.79 8.07
E80 2.99 3.11 3.25 3.44 3.68 3.99 4.39 4.92 5.60 6.45 7.44  8.42  9.23 9.79
 85 2.99 3.11 3.26 3.44 3.69 4.00 4.42 4.98 5.73 6.74 8.01  9.44 10.77 1.81
 90 2.99 3.11 3.26 3.45 3.69 4.01 4.44 5.02 5.82 6.93 8.43 10.29 12.25 3.95
 95 2.99 3.11 3.26 3.45 3.70 4.02 4.45 5.04 5.87 7.05 8.73 10.97 13.58 6.11




                               Endorsements

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POLICY DESCRIPTION

This is a GROUP VARIABLE ANNUITY CERTIFICATE with limited purchase payment flexibility. This certificate is nonparticipating with no dividends.